EXHIBIT 99.1

.

LENOX GROUP INC. REPORTS FIRST QUARTER 2007 RESULTS

May 7, 2007 – Eden Prairie, MN – Lenox Group Inc. (NYSE: LNX), a leading tabletop, giftware and collectible company, today reported financial results for its first quarter ending March 31, 2007.

Summary of Results

Revenues for the first quarter were $86.4 million compared to $90.8 million in the first quarter of 2006, largely reflecting a $3.2 million decline in the Company’s Direct segment and a $1.5 million decline in its Wholesale segment. The net loss for the first quarter was $13.0 million, or $0.94 per share, compared with a net loss of $7.1 million, or $0.52 per share, in the first quarter of 2006.

The comparability of the net loss for the first quarter of 2007 to the same period in 2006 was impacted by certain restructuring and other costs incurred in 2007, a tax benefit recognized in 2007 and a purchase accounting benefit recognized during 2006. Contributing to the increase in the net loss during the first quarter of 2007 were restructuring costs of $4.8 million and executive management costs of $1.5 million, partially offset by a separate $1.8 million after tax benefit as a result of the expiration of the statute of limitations on certain tax positions the Company had previously taken. The first quarter of 2006 benefited from certain purchase accounting adjustments to inventory of $3.2 million. Excluding the aforementioned items and their related tax effect, the net loss for the first quarter of 2007 was $11.0 million or $0.80 per share compared to a net loss of $9.1 million or $0.66 per share during the first quarter of 2006. This presentation of the net loss and net loss per share are non-GAAP measures. Management believes these non-GAAP measures provide useful information to investors regarding the Company’s results because it provides a more meaningful comparison and understanding of the Company’s operating performance compared to last year. These non-GAAP measures should not be considered an alternative to the results from operations which are determined in accordance with GAAP. A reconciliation of the GAAP financial measures to the non-GAAP financial measures is attached.

Marc Pfefferle, interim Chief Executive Officer said “As we discussed in our call with investors two weeks ago, since the beginning of the year, we have developed a new business plan and have made substantial progress in implementing business improvements based on that plan, including financial, operational and organizational changes. We are creating a brand-focused organizational structure and positioning the Lenox Group portfolio of brands for success by, among other things, reducing operating costs, eliminating organizational inefficiencies and streamlining processes. Overall, our first quarter results were slightly better than our plan, however, we clearly need to improve on them. Our business improvement initiatives will have a greater impact as the year progresses. In 2007, we will be focusing on setting the stage for the Company’s future growth and profitability.”

Refinancing

As previously reported, on April 20, 2007, the Company completed the refinancing of its revolving credit and term loan facilities by entering into amended and restated facilities totaling $275 million. These facilities consist of a $100 million term facility bearing interest at LIBOR plus 4.5% and a revolving credit facility of up to $175 million bearing interest at LIBOR plus an applicable margin ranging from 1.75% to 2.25%.

“These facilities provide us with the flexibility to finance the Company’s ongoing operations. The completed refinancing is an important step in positioning the Company to move forward with a stable financial platform for sustained profitability with the longer term financial flexibility needed to grow the business,” said Pfefferle.

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First Quarter Performance

Wholesale Segment

Net sales decreased $1.5 million, or 3%, to $50.3 million in the first quarter of 2007 from $51.8 million in the first quarter of 2006, principally due to a continued reduction in net shipments of Department 56 branded product into its Gift & Specialty channel.

Gross profit as a percentage of net sales was 37% and 45% in the first quarters of 2007 and 2006, respectively. The decrease was principally due to higher levels of product liquidation through the wholesale channel during the first quarter of 2007 compared to the first quarter of 2006, and higher unfavorable manufacturing variances related to lower production levels at the Company’s silver manufacturing facility, which had an impact of four and two percentage points, respectively.

Selling expenses were $8.2 million, or 16% of net sales, in the first quarter of 2007 compared to $9.9 million, or 19% of net sales, in the first quarter of 2006. This decrease was principally due to lower sales as well as lower provisions for bad debt expense as a result of better than expected collections of overdue account receivable balances.

Restructuring charges were $0.6 million in the first quarter of 2007. The restructuring costs were principally severance costs related to organizational changes implemented as part of the Company’s new business plan.

Retail Segment

Net sales increased $0.2 million to $16.4 million in the first quarter of 2007 from $16.2 million in the first quarter of 2006. The increase in net sales resulted from higher same-store sales and a $0.7 million increase in net sales related to five new stores, which were open in the first quarter of 2007 but not open in the first quarter of 2006. Three of the five new stores were All the Hoopla stores that the Company has previously announced it will not continue. These increases were largely offset by a $3.1 million decrease in net sales from the closing of 28 Lenox retail stores throughout the first quarter of 2006. Same store sales increased by 16%, largely the result of focused promotional activity to liquidate excess inventory.

Gross profit as a percentage of net sales was 29% in the first quarter of 2007 versus 69% in the prior year period. During the first quarter of 2006, the Company held store closing sales for 28 stores operated under the Lenox trade name. The impact of this activity normally would have resulted in lower gross margins for the Lenox retail business; however, it was offset by a purchase accounting adjustment to value Lenox inventory at its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. The impact of this purchase accounting adjustment during the first quarter of 2006 was approximately $4.2 million, which increased gross profit as a percentage of sales by 25 percentage points, from 44% to 69%. In addition, gross profit as a percentage of net sales was lower in 2007 due to promotions aimed at liquidating excess inventory and the Retail segment’s focus on 2nd quality and excess products. On a go forward basis, the Retail segment has changed its focus to again making 1st quality product an integral part of its sales mix which, if successfully executed, should increase gross margins back to historic levels.

Selling expenses were $8.1 million or 50% of sales in the first quarter of 2007 compared to $9.0 million or 55% of sales in the first quarter of 2006, reflecting the operation of fewer retail stores in the first quarter of 2007 than in the prior year quarter due to the store closings that occurred in the first quarter of 2006.

Restructuring charges were $0.4 million. The restructuring charges related to the closing of a retail store in the first quarter of 2007.

Direct Segment

Net sales decreased $3.2 million to $19.1 million in the first quarter of 2007 from $22.4 million in the first quarter of 2006. The decrease in revenue was due to fewer new product promotions in the first quarter of 2007 compared to the first quarter of 2006 due to the continuation of delays experienced in the latter half of 2006 in developing and sourcing new product, which the Company believes it has now significantly addressed. In addition, the Company experienced lower customer response rates on product that was promoted in the first quarter.

Gross profit as a percentage of net sales was 66% and 65% in the first quarter of 2007 and 2006, respectively. The gross profit percentage of 65% in the first quarter of 2006 was negatively impacted by a purchase accounting fair market value adjustment related to the write up of inventory to its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. The impact of this purchase accounting adjustment was $1.2 million, which decreased gross profit as a percentage of sales by six percentage points for the first quarter of 2006. Excluding the impact of the purchase accounting adjustment, gross profit as a percentage of sales was 71% in the first quarter of 2006. The decrease in gross profit as a percentage of sales in the first quarter of 2007, when compared to the 71% in 2006, was primarily due to higher provisions for excess inventory.

Selling expenses were $11.2 million, or 59% of sales, in the first quarter of 2007 compared to $10.1 million, or 45% of sales, in the first quarter of 2006. The increase in selling expenses was primarily due to an increase in advertising targeted towards acquiring new customers which requires higher advertising expense as a percentage of sales.

Corporate

General and administrative expenses were $25.7 million in the first quarter of 2007 compared to $28.6 million in the first quarter of 2006, a decrease of $2.9 million. This decrease was principally due to a $2.0 million decrease in postretirement expenses related to the decision in the fourth quarter of 2006 to freeze the Company’s defined benefit pension plans and to discontinue offering postretirement healthcare benefits to current employees, a $1.3 million reduction in incentive equity compensation expense, and $1.8 million of various other cost reductions. Partially offsetting these cost reductions was $1.5 million of executive management consulting fees and $0.7 million of incremental product development expense related to the inclusion of Willitts in the first quarter of 2007 which was acquired during the second quarter of 2006.

Restructuring charges were $3.8 million in the first quarter of 2007. The restructuring charges related to $2.2 million of severance expense related to the Company’s previous chief executive officer, $0.8 million of lease buyout expense related to the shut down of the Company’s Rogers distribution facility, and $0.8 million of severance and other costs related to organizational changes implemented as part of the Company’s new business plan.

Provision for Income Taxes

The effective income tax rate was a 46% benefit in the first quarter of 2007 compared to a 38% benefit in the first quarter of 2006. The increase in income tax benefit was principally due to the recognition of $1.8 million of previously unrecognized tax benefits due to the expiration of the statute of limitations on certain tax positions in the first quarter of 2007.

Conference Call Information

Lenox Group management will review the company’s 2007 first quarter results on a conference call tomorrow, May 9, beginning at 9:00 a.m. (EDT). Investors will have the opportunity to listen to a live Webcast of the conference call over the Internet at www.earnings.com. To participate, please go to the Web site at least 15 minutes prior to the start time to register and download and install any necessary software. A replay will be available at the same location after the call concludes for those who cannot listen to the live broadcast.

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Gorham and Dansk brand names. The Company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, and direct-to-the-consumer through catalogs, direct mail, and the Internet.

Forward-looking statements

Any conclusions or expectations expressed in, or drawn from, the statements in this filing concerning matters that are not historical corporate financial results are "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Such risks and uncertainties that could affect performance include, but are not limited to, the ability of the Company to: (1) integrate certain Lenox and Department 56 operations; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt and remain in compliance with the terms of its new credit facilities; (4) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient; (5) retain key employees; (6) maintain and develop cost effective relationships with foreign manufacturing sources; (7) maintain the confidence of and service effectively key wholesale customers; (8) manage currency exchange risk and interest rate changes on the Company’s variable debt; (9) identify, hire and retain quality designers, sculptors and artistic talent to design and develop products which appeal to changing consumer preferences; and (10) manage litigation risk in a cost effective manner. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2006 dated March 15, 2007 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact

Timothy J. Schugel

(952) 944-5600

LENOX GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	13 Weeks Ended
	March 31, 2007		April 1, 2006

NET SALES	$86,394		$90,797
COST OF SALES	49,780	57.6%	41,474	45.7%

Gross Profit	36,614	42.4%	49,323	54.3%

Selling, general and administrative expenses	53,248	61.6%	57,662	63.5%
Restructuring charges	4,791	5.5%	—	0.0%

OPERATING LOSS	(21,425)	-24.8%	(8,339)	-9.2%

Interest expense	2,828	3.3%	3,044	3.4%
Other, net	(13)	0.0%	(1)	0.0%

LOSS BEFORE INCOME TAXES	(24,240)	-28.1%	(11,382)	-12.5%

INCOME TAX BENEFIT	(11,245)	-13.0%	(4,296)	-4.7%

NET LOSS	(12,995)	-15.0%	(7,086)	-7.8%

LOSS PER SHARE – BASIC	$(0.94)		$(0.52)

LOSS PER SHARE – ASSUMING DILUTION:	$(0.94)		$(0.52)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,785		13,725
ASSUMING DILUTION	13,785		13,725

SUPPLEMENTAL INFORMATION –
Depreciation and intangible asset amortization expense (as reported within Selling, general and administrative expenses)	$3,816		$4,229

Reclassifications - Certain reclassifications were made to the 13 weeks ended April 1, 2006 condensed consolidated statement of operations in order to conform to the presentation of the 13 weeks ended March 31, 2007 condensed consolidated statement of operations. These reclassifications had no impact on consolidated net loss as previously reported.

LENOX GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	March 31, 2007	December 30, 2006	April 1, 2006
CURRENT ASSETS:
Cash and cash equivalents	$277	$875	$440
Accounts receivable, net	44,979	52,059	46,625
Inventories	96,210	101,925	97,532
Deferred taxes	13,900	13,896	10,031
Income tax receivable	13,235	956	1,881
Other current assets	7,915	9,306	9,189
Total current assets	176,516	179,017	165,698

PROPERTY AND EQUIPMENT, net	47,024	49,471	69,410
ASSETS HELD FOR SALE	—	—	17,018
GOODWILL	—	—	53,901
TRADEMARKS	119,439	119,439	121,971
OTHER INTANGIBLES	13,562	14,135	16,022
MARKETABLE SECURITIES	350	2,098	1,874
OTHER ASSETS	9,461	9,637	12,666
	$366,352	$373,797	$458,560

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,250	$49,056	$10,170
Borrowings on revolving credit facility	19,173	47,510	26,193
Accounts payable	32,132	35,248	28,616
Accrued compensation and benefits payable	7,450	6,428	14,773
Severance and restructuring reserves	4,750	1,939	7,999
Other current liabilities	6,211	8,576	3,973
Current liabilities of discontinued operations	—	—	1
Total current liabilities	70,966	148,757	91,725

DEFERRED COMPENSATION OBLIGATION	339	2,085	1,898
PENSION OBLIGATIONS	28,329	30,664	88,048
POSTRETIREMENT OBLIGATIONS	15,695	15,853	28,761
DEFERRED TAXES	20,562	18,297	322
LONG-TERM DEBT SUBSEQUENTLY REFINANCED	46,450	—	87,580
BORROWINGS ON REVOLVING CREDIT FACILITY
SUBSEQUENTLY REFINANCED AS LONG-TERM	42,178	—	—
DEFERRED GAIN ON SALE-LEASEBACK	3,776	3,845	—
OTHER NONCURRENT LIABILITIES	10,582	12,617	5,038
STOCKHOLDERS' EQUITY	127,475	141,679	155,188
	$366,352	$373,797	$458,560

LENOX GROUP INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION FROM OPERATIONS

(In thousands)

	13 Weeks Ended
	March 31, 2007		April 1, 2006
WHOLESALE:
Net sales	$50,295	100.0%	$51,821	100.0%
Gross profit	18,630	37.0%	23,095	44.6%
Selling expenses	8,233	16.4%	9,908	19.1%
Restructuring charges	601	1.2%	—	0.0%
Operating income	9,796	19.5%	13,187	25.4%

RETAIL:
Net sales	$16,353	100.0%	$16,197	100.0%
Gross profit	4,726	28.9%	11,227	69.3%
Selling expenses	8,094	49.5%	8,987	55.5%
Restructuring charges	353	2.2%	—	0.0%
Operating (loss) income	(3,721)	-22.8%	2,240	13.8%

DIRECT:
Net sales	$19,124	100.0%	$22,369	100.0%
Gross profit	12,637	66.1%	14,591	65.2%
Selling expenses	11,193	58.5%	10,133	45.3%
Operating income	1,444	7.6%	4,458	19.9%

CORPORATE:
Unallocated net sales	$622		$410
Unallocated general and administrative expenses	25,729		28,634
Restructuring charges	3,837		—
Operating loss	(28,944)		(28,224)

CONSOLIDATED:
Net sales	$86,394		$90,797
Operating loss	(21,425)	-24.8%	(8,339)	-9.2%

The Company has three reportable segments – Wholesale, Retail and Direct. Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different. The segmentation of these operations also reflects how the Company's chief executive officer (the CEO) currently reviews the results of these operations. Operating income (loss) for each operating segment includes specifically identifiable operating costs such as cost of sales, selling expenses and restructuring charges. General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the corporate category. Other components of the statement of operations, which are classified below operating income (loss), are also not allocated by segment. In addition, the Company does not account for or report assets, capital expenditures or certain depreciation and amortization by segment. All transactions between operating segments have been eliminated and are not included in the table above.

Reclassifications - Certain reclassifications were made to the 13 weeks ended April 1, 2006 segment information in order to conform to the presentation of the 13 weeks ended March 31, 2007. These reclassifications had no impact on consolidated net income (loss) as previously reported.

Reconciliation of Non-GAAP Financial Measures

(In millions)

	13 Weeks Ended
	March 31, 2007	April 1, 2006

Net Loss (GAAP measure)	$(13.0)	$(7.1)

Inventory purchase accounting adjustments	0.0	(3.2)

Restructuring charges	4.8	0.0

Executive management costs	1.5	0.0

Income tax impact of the above items	(2.4)	1.2

Income tax benefit from expiration of statute of limitations	(1.8)	0.0

Net Loss – (non-GAAP measure) *	$(11.0)	$(9.1)

* Management believes the non-GAAP measure above provides useful information to investors regarding the Company’s results from continuing operations because it provides a meaningful comparison, on a consistent basis year-over-year, and understanding of the Company’s operating performance for the periods presented exclusive of certain events which occurred in the periods. This non-GAAP measure should not be considered an alternative to net loss, which is determined in accordance with GAAP.